Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Soluna Holdings, Inc. (the “Company”) on Form S-3 of our report dated March 27, 2026, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, which appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Albany, New York

March 27, 2026